UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014

PREMIER BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54563	27-2635666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 31374 El Paso, Texas 79930 (Address of principal executive offices) (zip code)

(814) 786-8849 (Registrant’s telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

Effective as of November 18, 2014, we issued warrants to the following officers and directors, which will allow them to purchase shares of our common stock in the amounts indicated: William Hartman (1,600,000 shares); Richard Najarian (1,200,000 shares); John Borza (1,200,000 shares); Justin Felder (1,200,000 shares); Jay Rosen (400,000 shares); Heidi Carl (1,400,000 shares); and Mitchell Felder (1,600,000 shares). We also issued warrants to purchase a total of two million one hundred thousand (2,100,000) shares of our common stock, divided equally among three new members of our Scientific Advisory Board. The exercise price of the foregoing warrants is Twenty Five Cents ($0.25) per share.

One half of the shares underlying each of the respective warrants vest on January 15, 2015, with the balance vesting on June 15, 2015. In order for the warrants to vest on each of the foregoing dates, however, the holders must be serving in the same capacity on behalf of the Company as he or she was serving on November 18, 2014, i.e., the effective date of the grant. The issuance of the warrants was fully approved by our Board of Directors on December 9, 2014, the date a fully executed resolution authorizing the issuance was delivered to us, and issued on December 10, 2014. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, the investors are sophisticated and familiar with our operations, and there was no solicitation in connection with the issuance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Biomedical, Inc.

Dated: December 11, 2014	By:	/s/ William A. Hartman
	Name:	William A. Hartman
	Its:	President and Chief Executive Officer